Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of September 21, 2018 by and between GEMPHIRE THERAPEUTICS INC., a Delaware corporation, whose address is 17199 N. Laurel Park Drive, Suite 401, Livonia, Michigan 48152 (the “Company”) and JEFFREY S. MATHIESEN whose address is as reflected in the personnel records of the Company (“Employee”).  Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Employment Agreement between Employee and the Company dated April 14, 2016 (the “Employment Agreement”).

RECITALS

WHEREAS, Employee has been employed as the Chief Financial Officer of the Company since September 19, 2015; and

WHEREAS, the Company and Employee (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed to terminate the existing employment relationship on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

EMPLOYMENT TERMINATION, PAYMENTS AND RESIGNATION

1.1          TERMINATION OF EMPLOYMENT.  Employee’s employment with the Company shall terminate as of September 21, 2018 (the “Termination Date”).  Effective as of the Termination Date, Employee resigns from every office of the Company held by Employee.  The Company shall pay Employee’s compensation for hours worked through the Termination Date, subject to withholding and payable in accordance with the Company’s payroll practices.  In addition, the Company will reimburse Employee for Employee’s outstanding documented business expenses remaining on the Company’s books, which were properly reviewed and approved according to the Company’s policies in effect on the Termination Date.  Employee will receive the foregoing payments regardless of whether Employee executes this Agreement.

1.2          SEPARATION CONSIDERATION.  As consideration for Employee’s agreements and releases set forth herein, following the later to occur of the (i) execution of this Agreement and expiration of the Revocation Period (as defined below) and (ii) the Termination Date, and recognizing that without execution of this Agreement, Employee would not be entitled to any additional compensation beyond wages due, the Company agrees to provide Employee with the following benefits after the Termination Date, provided this Agreement becomes effective in accordance with Section 2.2 of this Agreement:

(a)          the Company will pay Employee the aggregate sum of $167,500.00, which shall be paid in accordance with the Company’s normal payroll practices in one lump sum on the 60th day following the Termination Date, subject to payroll deductions and all required withholdings;

(b)          the Company agrees to engage Employee to provide consulting services, and Employee agrees to provide consulting services, pursuant to the terms and conditions of the consulting agreement attached hereto as EXHIBIT A (the “Consulting Agreement”);

(c)          the Company agrees to use commercially reasonable efforts to cause Employee to continue to be included as a beneficiary under the Company’s directors’ and officers’ insurance policy in connection with Employee’s service as an officer of the Company prior to the Termination Date;

(d)          beginning on the first day of the month following the Termination Date and continuing through the earlier of the twelve (12) month anniversary of the first day of the month following the Termination Date  or the date that Employee becomes eligible to receive health insurance coverage from another employer group health plan due to Employee’s employment with another employer, the Company shall pay to Employee a monthly amount equal to the monthly premium cost paid by the Company, as of the Termination Date, for Employee’s medical and dental coverage under the Company’s group health insurance plan, in effect as of the Termination Date, subject to all required withholding.  Employee agrees to notify the Company within thirty (30) days after substantially similar health and welfare benefits become available to Employee from a subsequent employer; and

(e)          As of the day following the expiration of the revocation period referenced in Section 2.2, Employee will be deemed to have vested in all stock options under the Original Stock Option Award Documents that would otherwise have vested had Employee remained employed through August 4, 2019.  Employee will not further vest in any other stock options under the Original Stock Option Award Documents.  The vested options shall be immediately exercisable in accordance with the applicable Original Stock Option Award Documents, subject to the same conditions as if the Employee had remained employed until August 4, 2019.  All such vested stock options shall remain exercisable until the stock option termination date.  All of the Employee’s stock options that were vested and exercisable as of the Termination Date shall remain exercisable until the expiration date of such stock options.  Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

1.3          CONFLICT WITH OTHER AGREEMENTS.  In the event of any conflict of the provisions between this Agreement and the Employment Agreement, the provisions set forth in this Agreement shall control.  In the event of any conflict between this Agreement and the provisions of that certain Employee Proprietary Information and Inventions Assignment and Non-Competition Agreement dated as of September 18, 2015 between the Company and Employee (the “Invention Assignment Agreement”), the terms and conditions of the Invention Assignment Agreement shall control over the terms of this Agreement.

1.4          ACKNOWLEDGEMENT.  Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Termination Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company.  Employee hereby confirms to the Company that the Invention Assignment Agreement contains a complete list of all inventions or improvements, if any, to which Employee claims ownership and desires to remove from the operation of the Invention Assignment Agreement.  Employee further agrees that the Invention Assignment Agreement remains in full force and effect, and Employee hereby reaffirms Employee’s obligations arising under the terms of the Invention Assignment Agreement.  Employee agrees to return to the Company all Company documents and materials, apparatus, equipment and other physical property in Employee’s possession within two (2) days of the Termination Date and in the manner directed by the Company’s Chief Executive Officer (the “CEO”).

1.5          COOPERATION AND ASSISTANCE.  Following the Termination Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during Employee’s employment with the Company.  In addition, Employee shall make Employee reasonably available to assist the Company in matters relating to the transition of Employee’s prior duties to other employees of the Company, as may be reasonably requested by the Company.  The Company shall provide reasonable notice to Employee of its need for any cooperation and/or assistance from Employee, and shall reimburse Employee for the reasonable documented out-of-pocket expenses incurred by Employee in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance consent of the CEO.  Such reasonable expenses may, at Employee’s option, include reasonable legal fees incurred by Employee in connection with any cooperation and/or assistance provided by Employee to the Company in the context of any litigation, threatened litigation, or other legal matter.  Any services rendered by Employee pursuant to this Section 1.5 shall be governed by the applicable terms and conditions of the Invention Assignment Agreement.  Employee shall promptly deliver to Dr. Steven Gullans via email to sgullans@gemphire.com all correspondence and any inquires that Employee receives (including the contents of any telephone calls or emails received by Employee) from any third party concerning any issue of material significance to the Company.

1.6          INDEMNIFICATION.  The Parties hereby reaffirm their respective obligations under the Company’s standard form of indemnification agreement (a copy of which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-210815) filed with the SEC on April 18, 2016) previously entered into by the Company and Employee (the “Indemnification Agreement”), as well as (a) the indemnification provisions of the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect on the Termination Date and (b) any right to indemnification afforded under applicable state and federal law (collectively, the “Indemnification Obligations”).

1.7          STATEMENT REGARDING RESIGNATION; SEC MATTERS.  Employee acknowledges that Company is obligated to report Employee’s termination of employment with the Company on a Form 8-K (the “8-K”) filed with the United States Securities and Exchange Commission (the “SEC”), within four (4) business days after the Termination Date.  Employee agrees that the 8-K may contain a statement summarizing the terms and conditions of this Agreement and the fact that Employee’s employment with the Company was terminated as of the Termination Date.  Employee will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Employee.  Further, Employee will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities.  The Company agrees to file Forms 4, if any, on behalf of Employee through the six (6)-month period following the Termination Date.  Employee acknowledges and agrees that the Company may be required to file a copy of this Agreement with the SEC.

1.8          SECTION 409A OF THE CODE.  The Parties intend that all payments and benefits to be made or provided pursuant to this Agreement be exempt from or in compliance with section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Code Section 409A”). The amount of expenses eligible for reimbursement under this Agreement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, the reimbursement of an eligible expense under this Agreement shall be made no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and the right to reimbursement of eligible expenses is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing or any other provision of this Agreement, no particular tax result for Employee in respect of any payment or benefit under this Agreement is guaranteed, and Employee alone will be responsible for any taxes, interest or penalties imposed upon Employee under Code Section 409A in connection with this Agreement.

ARTICLE 2

RELEASES AND NON-DISPARAGEMENT

2.1          EMPLOYEE RELEASE OF CLAIMS.  In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of Employee, Employee’s heirs, executors, legal representatives, spouse and assigns (the “Employee Releasing Parties”), hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations, assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

(a)          which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

(b)          for wrongful discharge, discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment (duplicative);

(c)              (i) wrongful discharge of employment; any and all claims for wrongful discharge of employment, and/or (ii) violation of any federal, state or municipal statute relating to employment or employment discrimination, including, without limitation, (A) Title VII of the Civil Rights Act of 1964, as amended, (B) the Civil Rights Act of 1866, as amended, (C) the Civil Rights Act of 1991, as amended, (D) the Employee Retirement and Income Security Act of 1974, as amended, (E) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, without limitation, by the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (F) the OWBPA, (G) the Americans with Disabilities Act of 1990, as amended, (H) any applicable state Persons with Disabilities Civil Rights Act, as amended, and (I) any applicable state Whistleblowers Protection Act, as amended;

(d)          under Michigan common law or state statute including, but not limited to, those alleging wrongful discharge, express of implied breach of contract, negligence, invasion of privacy, intentional infliction of emotional distress, fraud, defamation, or violations of the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons with Disabilities Civil Rights Act, Payment of Wages and Fringe Benefits Act, Michigan Whistleblowers’ Protection Act, Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act, the Michigan Social Security Number Privacy Act, and the Michigan Internet Privacy Protection Act, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(e)          for back pay or other unpaid compensation;

(f)           relating to equity of the Company; and/or

(g)          for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the promises Employee has made in this Agreement.  Employee represents that Employee has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties.  Employee states that Employee knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and except as otherwise disclosed by Employee to the CEO, Employee knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  While nothing in this Agreement prevents state or federal agencies from enforcing laws within their jurisdictions, Employee agrees Employee shall not receive any individual monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group; provided that nothing in the Agreement prevents Employee from participating in the whistleblower program maintained by the SEC and receiving a whistleblower award thereunder.  Employee hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released.  Nothing in the foregoing shall prevent Employee from commencing an action or proceeding to enforce Employee’s rights arising under this Agreement or a claim for indemnification to which Employee is entitled as a current or former officer of the Company, or inclusion as a beneficiary of any insurance policy related to Employee’s service in such capacity.

2.2          ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA.  Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the OWBPA and the ADEA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) calendar days within which to consider this Agreement and that, if Employee executed this Agreement before expiration of that twenty-one (21) calendar day period, Employee did so knowingly and voluntarily and with the intent of waiving Employee’s right to utilize the full twenty-one (21) calendar day consideration period; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement (the “Revocation Period”).  Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and shall be addressed to the Company at its principal corporate offices to the attention of the Company’s CEO, Steve Gullans.  This Agreement shall not be effective until the Revocation Period has expired without any revocation having been communicated.

2.3          NO ADMISSION OF LIABILITY.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement, the Invention Assignment Agreement or the Employment Agreement.

2.4          NON-DISPARAGEMENT.

(a)          For a period of three (3) years after the date of this Agreement, each Party covenants and agrees that such Party shall not make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) that defames, slanders or is likely in any way to harm the reputation of the other Party or any of its subsidiaries, affiliates, directors, or officers or tortiously interfere with any of the other Party’s respective business relationships.  Each Party acknowledges and agrees that any violation of the covenant contained in this Section 2.4 will result in irreparable damage to the other Party and that the other Party shall be entitled to injunctive and other equitable relief.

(b)          In the event that either Party is ordered by a court of competent jurisdiction or is compelled by subpoena to disclose any information on the other Party, such Party may disclose that information without liability under Section 2.4(a); provided,  however, that the disclosing Party gives the other Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable.

(c)          Each Party understands and agrees that the other Party could not be reasonably or adequately compensated in damages in an action at law for breach of the Party’s obligations under this Section 2.4.  Accordingly, each Party specifically agrees that the other Party shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 2.4.  This provision with respect to injunctive relief shall not, however, diminish the right of the Party to claim and recover damages or other remedies in addition to equitable relief.  The Company agrees to use commercially reasonable efforts to cause the Company’s directors and other executive officers to comply with the terms and conditions of this Section 2.4.

2.5          COMPANY RELEASE OF CLAIMS.  In consideration for the obligations of Employee set forth in this Agreement and Employee’s release of claims, the Company, on behalf of itself and the Company’s Released Parties, hereby fully and forever releases Employee and the Employee Releasing Parties of and from any claim, duty, obligation or cause of action relating to Employee’s employment with the Company, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date.  The Company agrees that the release set forth in this Section 2.5 shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred or specified under this Agreement or any continuing obligations arising under the Employment Agreement, the Invention Assignment Agreement or the Consulting Agreement.  The Company hereby irrevocably covenants to refrain from directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Employee, based upon any matter purported to be released hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1          REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.  Employee warrants and represents to the Company that Employee:

(a)          has been advised to consult with legal counsel in entering into this Agreement;

(b)          has entirely read this Agreement;

(c)          has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

(d)          has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

(e)          is the only person (other than Employee’s heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of Employee’s relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

(f)           understands and agrees that in the event any injury, loss, or damage has been sustained by Employee which is not now known or suspected, or in the event that the losses or damage now known or suspected have present consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

(g)          expressly acknowledges that Employee’s entry into this Agreement is in exchange for consideration in addition to anything of value to which Employee is already entitled.

3.2          AUTHORITY.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that Employee has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3          NO OTHER REPRESENTATIONS.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

ARTICLE 4

MISCELLANEOUS

4.1          SEVERABILITY.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.2          ENTIRE AGREEMENT.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company, including without limitation the Employment Agreement, provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, the Indemnification  Agreement, any continuing obligations of Employee under the Employment Agreement that do not conflict with the terms and conditions of this Agreement, and all of the agreements entered into by Employee with respect to the Original Stock Option Award Documents, all of which shall continue in full force and effect except as modified here.  This Agreement may only be amended by a writing signed by Employee and the Company.

4.3          ASSIGNMENT.  This Agreement may not be assigned by Employee without the prior written consent of the Company.  The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4          GOVERNING LAW; CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should it become necessary for the Company to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorneys’ fees and otherwise) related thereto.

4.5          COUNTERPARTS/ELECTRONIC EXECUTION AND DELIVERY.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

THE COMPANY:		EMPLOYEE:

GEMPHIRE THERAPEUTICS INC.

By:	/s/ Steven Gullans	/s/ Jeffrey S. Mathiesen
Name:	Steven Gullans	JEFFREY S. MATHIESEN
Title:	CEO	Date:	September 21, 2018

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made this 21st day of September, 2018 (the “Effective Date”), between GEMPHIRE THERAPEUTICS INC., a Delaware corporation, whose address is 17199 N. Laurel Park Drive, Suite 401, Livonia, Michigan 48152 (the “Company”) and THE MATHIESEN GROUP, INC. whose address is 12784 Kinross Lane, Naples, Florida 34120 (“Consultant”).

RECITALS

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and in the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.            CERTAIN DEFINITIONS.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)          “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Consultant or by others.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)          “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant, either alone or jointly with others.

(c)          “Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulae, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(d)          “Services” means the consulting services to be performed by Consultant on behalf of the Company described on EXHIBIT A attached hereto.

2.            SERVICES.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  Consultant shall provide the Services at such specific times and at such particular locations as Consultant and the Company mutually determine from time to time.

Exhibit A - 1

3.            TERM.  The term of this Agreement shall commence on the Effective Date and terminate on the date that is eight  (8) months after the Effective Date.  Notwithstanding the foregoing, Consultant may terminate this Agreement for any reason upon giving not less than 15 days’ notice and either party may terminate this Agreement immediately upon occurrence of any of the following events: (i) the breach of this Agreement by the other party, which breach is not cured within ten days after written notice of such breach; (ii) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors; (iii) embezzlement, insubordination, fraud or deceit in Consultant’s performance of Consultant’s obligations hereunder; or (iv) Consultant’s breach of that certain Separation and Release Agreement between the Company and Consultant (the “Separation Agreement”).  Notwithstanding the termination of this Agreement, any liability or obligation of either party which may have accrued prior to such termination shall continue in full force and effect, including but not limited to the rights and obligations of the parties hereto under Sections 5 through 25 of this Agreement.

4.            COMPENSATION.  In consideration of Consultant’s performance of the Services, the Company shall pay Consultant at the base rate of Two Hundred Fifty Dollars ($250.00) per hour for the Services rendered by Consultant.  For Services rendered during any calendar month during the term of this Agreement, Consultant must submit an invoice for such Services to the Company no later than the last day of the next following calendar month and, provided that Consultant satisfies such deadline, the Company shall pay such invoice on a net (30) days after the date the Company receives such invoice.

5.            EXPENSES.  The Company shall reimburse Consultant for reasonable, documented and actual expenses incurred by Consultant in connection with the performance of the Services; provided, however, that Consultant shall not incur any such expense relating to a single activity or trip in excess of Five Hundred Dollars ($500.00) (the “Threshold Amount”) without first obtaining the written consent and approval of the Company.  Consultant shall submit invoices each week for expenses incurred the previous week.  The Company shall make any such reimbursement within ten (10) days after receipt of an invoice therefore, accompanied by photocopies of receipts, vouchers or other written evidence of the expenses incurred.  The Company shall have no obligation to reimburse Consultant for expenses in excess of the Threshold Amount that were not approved in advance by the Company.

6.            CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(a)          Nature of Information.  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business.  Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

(b)          Property of the Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in the Proprietary Information or any Company Documents and Materials.

(c)          Confidentiality.  At all times, both during the term of Consultant’s engagement by the Company and after Consultant’s termination, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Chief Executive Officer or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties for the Company.

(d)          Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Consultant is nonetheless

Exhibit A - 2

compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)          Whistleblower.  Nothing in this Agreement will be construed to prohibit Consultant from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Consultant may not disclosure Proprietary Information that is protected by the attorney-client privilege, except as expressly authorized by law.  Consultant does not need the prior authorization of the Company to make any such reports or disclosures, and Consultant is not required to notify the Company that Consultant has made such reports or disclosures.

(f)           Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(g)          Handling of the Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by the Company, Consultant shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Consultant may be required to do in connection with performing the Services.  Consultant further agrees that, immediately upon the termination of Consultant’s engagement by Consultant or by the Company for any reason, or during Consultant’s engagement if so requested by the Company, Consultant shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Consultant’s personal copies of personnel records and records relating to Consultant’s compensation; and (ii) Consultant’s copy of this Agreement.

7.            INVENTIONS.

(a)          Disclosure.  Consultant shall promptly disclose in writing to Consultant’s supervisor or to such person designated by the Company all Inventions made during the term of Consultant’s engagement with the Company related to the Services.  Consultant shall also disclose to Consultant’s supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Consultant either alone or jointly with others, within six (6) months after the termination of Consultant’s engagement with the Company which resulted, in whole or in part, from Consultant’s prior engagement with the Company and are related to the Services.  Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)          Assignment of Inventions to the Company.  Consultant agrees that all Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Consultant's engagement related to the Services, including, but not limited to, conceptions or ideas derived prior to Consultant’s engagement but related to the Services and reduced to practice or developed (in whole or in part, either alone or jointly with others) during Consultant’s engagement with the Company, shall be the sole property of the Company to the maximum extent permitted by law and Consultant agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.

(c)          Works Made for Hire.  Consultant agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions related to the Services.  Consultant further acknowledges and agrees that such Inventions related to the Services, including, without limitation, any computer programs, programming

Exhibit A - 3

documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in such Inventions.  If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or a machine a prior Invention or improvement not related to the Services that is owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine.  If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company product, process or a machine a prior Invention or improvement related to the Services owned by Consultant or in which Consultant has an interest, Consultant agrees to assign and hereby does assign all rights and interest in the Invention to the Company.

(d)          Cooperation.  Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

(e)          Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(f)           Holdover Assignment.

(i)           Consultant agrees to, after the termination of Consultant’s engagement with the Company for any reason, (1) disclose immediately to the Company all Inventions related to the Services, patentable or not; (2) assist, at the Company’s expense, such applications for United States patents and foreign patents covering such Inventions related to the Services as the Company may request; (3) assign to the Company without further compensation to Consultant the entire title and rights to all such Inventions and applications related to the Services that Consultant may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications related to the Services.

(ii)          The Inventions related to the Services which shall come under this Section 7(f) shall include all Inventions related to the Services that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of this Agreement; and (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during Consultant’s engagement with the Company; or result from any work performed by Consultant for the Company under this Agreement; or are in any way related to the subject matter or activities of Consultant’s engagement with the Company.

Exhibit A - 4

8.            NON-SOLICITATION OR HIRE OF THE COMPANY EMPLOYEES.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not encourage or solicit any employee of the Company to leave the Company for any reason.

9.            NON-SOLICITATION OF NON-EMPLOYEES.  During the term of this Agreement, Consultant shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or otherwise induce any non-employee consultant or advisor of the Company to terminate association with the Company.  The Company will not interfere with or attempt to impair the relationship between the Consultant and any non-employee consultants and advisors during the term of this Agreement and for one (1) year thereafter.

10.          ARRANGEMENT NON-EXCLUSIVE.  Consultant agrees that, if Consultant enters into an agreement with another entity which is in the same or similar line of business as the Company or a competitor of the Company, such agreement will constitute a conflict of interest with this Agreement and Consultant shall promptly notify the Company of such conflict in writing.  The Company may, at its option, elect to terminate this Agreement upon receipt of Consultant's notice by, and upon, giving notice of such elections to the Company.

11.          COMPANY AUTHORIZATION FOR PUBLICATION.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the Chief Executive Officer of the Company for review.  Within twenty (20) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Proprietary Information or Inventions related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions related to the Services.  Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

12.          INDEPENDENT CONTRACTOR.  The Company and Consultant mutually understand and agree that Consultant shall be at all times acting and performing as an independent contractor.  Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the parties.  The parties agree that Consultant is not eligible for any compensation, fringe benefits, pension, workers' compensation, sickness or health insurance benefits, or other similar benefits accorded employees of the Company.  The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant.  Consultant acknowledges and agrees that the Company has no obligation under local, state, or federal laws regarding Consultant and that the total commitment and liability of the Company in regard to any arrangement with, or work performed by, Consultant hereunder is to pay the fees and expenses pursuant to the provisions hereof.  Consultant shall indemnify and hold the Company harmless from any and all loss, damage, claims, payments, or liability arising with respect to any such payment, withholdings, and benefits, if any.  Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services under the terms of Consultant’s engagement by the Company.

13.          SECTION 409A OF THE CODE.   The Parties intend that all payments and benefits to be made or provided pursuant to this Agreement be exempt from or in compliance with section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Code Section 409A”). The amount of expenses eligible for reimbursement under this Agreement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, the reimbursement of an eligible expense under this Agreement shall be made no later than the last day of the calendar year next following the calendar year in which the expense was incurred, and the right to reimbursement of eligible expenses is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing or any other provision of this Agreement, no particular tax result for Consultant in respect of any payment or benefit under this Agreement is guaranteed, and Consultant alone will be responsible for any taxes, interest or penalties imposed upon Consultant under Code Section 409A in connection with this Agreement.

Exhibit A - 5

14.          MAINTENANCE OF RECORDS.  During the term of this Agreement and, until the expiration of two (2) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon written request of the Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.  Consultant is not obligated to maintain software to support access of records and will be compensated for the time and effort to make the records available.

15.          NO AUTHORITY TO BIND.  Consultant shall have no power or authority to execute any agreements or contracts for or on behalf of the Company nor to bind the Company in any other manner.

16.          INDEMNIFICATION.  Consultant shall save, indemnify, defend and hold the Company harmless from any liability, claim, loss, damage, or expenses, including, without limitation, reasonable attorney fees, arising from Consultant’s acts, errors, or omissions in the course of providing the Services.  The Company shall save, indemnify, defend and hold Consultant harmless from any liability, claim, loss, damage, or expenses, including, without limitation, reasonable attorney fees, arising from the Company’s acts or omissions in the course of performing the Company’s obligations arising under the terms and conditions of this Agreement.

17.          INJUNCTIVE RELIEF.  Consultant acknowledges that breach of any of the provisions of this Agreement could cause the Company irreparable injury for which no adequate remedy at law exists.  Accordingly, the Company shall have the right, in addition to any other rights it may have, and by executing this Agreement Consultant hereby consents, to the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining Consultant from any violation of this Agreement.  Consultant further agrees to waive, and to use Consultant’s best efforts to cause Consultant’s directors, officers, employees and agents, if any, to waive, any requirement for the securing or posting of any bond in connection with such remedy.

18.          NO ASSIGNMENT.  This Agreement may not be assigned by either party without the written consent of the other party.

19.          SEVERABILITY.  Consultant agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

20.          BINDING EFFECT.  This Agreement shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns.

21.          AMENDMENT.  This Agreement may not be amended except by mutual written Agreement of the parties.

22.          NOTICES.  All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if by mail by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective upon mailing.  The return receipt, the delivery receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

23.          ENTIRE AGREEMENT.  This Agreement together with the Separation Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement.

24.          GOVERNING LAW; CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the

Exhibit A - 6

state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

25.          COUNTERPARTS/ELECTRONIC EXECUTION AND DELIVERY.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

SIGNATURES ON THE FOLLOWING PAGE

Exhibit A - 7

IN WITNESS WHEREOF, the Company and Consultant have made this Agreement effective as of the date first set forth above.

CONSULTANT:	THE COMPANY:

THE MATHIESEN GROUP, INC.	GEMPHIRE THERAPEUTICS INC.

By:
JEFFREY S. MATHIESEN	Name:
Title:

Signature Page to Consulting Agreement

EXHIBIT A

DESCRIPTION OF SERVICES

Consultation on certain financial and accounting matters requested by the Company from time to time.  Consultant will report to the Company’s Chief Executive Officer.

Exhibit A - 2